Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
WSB Financial Group, Inc.
We consent to the incorporation by reference in the Registration Statement on Form S-8 of WSB Financial Group, Inc. pertaining to the registration of 1,276,189 shares of WSB Financial Group, Inc. common stock dated March 27, 2007 of our report dated March 27, 2007, relating to the consolidated statement of financial condition of WSB Financial Group, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years ended December 31, 2006, which report is included in this Form 10-K/A of WSB Financial Group, Inc. for the year ended December 31, 2006.
/s/ Moss Adams LLP
Everett, Washington
March 27, 2007